                                FIRST SUPPLEMENT
                                     TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           SIGNATURE BRANDS USA, INC.
                                       AT
                              $8.25 NET PER SHARE
                                       BY
                            JAVA ACQUISITION CORP.,
                     A WHOLLY OWNED INDIRECT SUBSIDIARY OF
                              SUNBEAM CORPORATION

                            ------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 2, 1998, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF
 FEBRUARY 28, 1998 (THE 'MERGER AGREEMENT'), BY AND AMONG SUNBEAM CORPORATION
    ('PARENT'), JAVA ACQUISITION CORP. AND SIGNATURE BRANDS USA, INC. (THE 'COMPANY'). THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER
    AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS
      OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS
       OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS
                   ACCEPT THE OFFER AND TENDER THEIR SHARES
                            PURSUANT TO THE OFFER.

                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
 AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES
      WHICH, WHEN ADDED TO SHARES BENEFICIALLY OWNED BY PARENT (IF ANY), REPRESENTS AT LEAST 51% OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF
    ALL OUTSTANDING OPTIONS AND WARRANTS) ON THE DATE SHARES ARE ACCEPTED
      FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET
              FORTH IN THE OFFER TO PURCHASE. SEE SECTION 14 OF
                            THE OFFER TO PURCHASE.

                           ------------------------

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the

Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     Questions and requests for assistance or for additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------

                     THE DEALER MANAGER FOR THE OFFER IS:
                             MORGAN STANLEY & CO.
                                 INCORPORATED

March 26, 1998

To the Holders of Common Stock of
SIGNATURE BRANDS USA, INC.:

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase dated March 6, 1998 (the 'Offer to Purchase') of Java Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly owned indirect subsidiary of Sunbeam Corporation, a Delaware corporation ('Parent'), pursuant to which the Purchaser is offering to purchase all outstanding shares of common stock, par value $.01 per share (the 'Shares'), of Signature Brands USA, Inc., a Delaware corporation (the 'Company'), at a price of $8.25 per Share (the 'Offer Price'), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer').

     The terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used but not defined in this Supplement shall have the meanings ascribed to them in the Offer to Purchase.

     THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

10. SOURCE AND AMOUNT OF FUNDS

     Section 10 of the Offer to Purchase is supplemented and amended in its entirety to read as follows:

     The Offer is not conditioned upon financing. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the refinancing of approximately $168 million of debt presently owed by the Company, the payment of $5.5 million in prepayment penalties in connection with such refinancing and the payment of the fees and expenses of the Offer and the Merger, is estimated to be approximately $258 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent will obtain such funds (i) from the proceeds of the sale of $2.014 billion principal amount at maturity of Parent's Zero Coupon Convertible Senior Subordinated Debentures Due 2018 (the 'Debentures') which were sold on March 25, 1998 (yielding net proceeds to Parent of approximately $727 million) in a private placement to qualified institutional buyers (as defined under Rule 144A under the Securities Act) and to a limited number of other institutional accredited investors (as defined in Rule 501 under the Securities Act) and (ii) from borrowings under a $2 billion credit facility (the 'New Credit Facility'), to be provided to Parent, Coleman Company, Inc., First Alert, Inc., and the Company by a group of financial institutions, including Morgan Stanley Senior Funds, Inc. ('MSSF') pursuant to a commitment letter provided by MSSF to Parent on March 24, 1998 (the 'Commitment Letter').


     The Debentures were sold at an issue price of $372.43 per $1,000 principal amount at maturity, which represents a yield to maturity of 5.0% per annum (computed on a semi-annual bond equivalent basis) calculated from March 25, 1998. The Debentures are convertible, at the option of the holder, at any time after 90 days from original issuance and prior to maturity unless previously redeemed or purchased by Parent, into common stock, par value $.01 per share, of Parent ('Parent Common Stock'), at the rate of 6.575 shares per $1,000 principal amount at the maturity of the Debentures. The Debentures are not secured; are not redeemable by Parent prior to March 25, 2003, and thereafter are redeemable at the option of Parent for cash at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption; and may be redeemed for cash at the option of the holder if there is a Fundamental Change (as defined) at a price equal to the issue price plus accrued original issue discount to the date of redemption, subject to adjustment in certain circumstances. Parent will purchase Debentures, at the option of the holder, at March 25 , 2003, March 25, 2008 and March 25, 2013, at purchase prices equal to the issue price plus accrued original issue discount to such dates. Parent may, at its option, pay such purchase price in cash or Parent Common Stock, or any combination thereof.

     It is presently expected that the New Credit Facility will be entered into on March 30, 1998 and, in any event, prior to the Initial Expiration Date for the Offer, which is 12:00 Midnight, New York City time, on Thursday April 2, 1998. The New Credit Facility will provide for up to $1.4 billion in term loans and $600 million in revolving credit loans. Borrowings under the term loans will mature on a seven or eight and one-half year amortization schedule (depending on the term loan), subject to certain mandatory repayments customary for term loans under credit facilities of a similar nature, and revolving credit borrowings will mature seven years from the closing of the New Credit Facility. Interest on borrowings under the New Credit Facility will accrue, at Parent's option, at the London Interbank Offered Rate plus an agreed upon interest margin or at the Base Rate of the Administrative Agent for the term loan (generally the higher of the prime commercial lending rate of the Administrative Agent or the Federal Funds Rate plus 1/2 of 1%) plus an agreed upon interest margin. Borrowings under the New Credit Facility will be secured by a pledge of the stock of certain of Parent's subsidiaries (including the Purchaser) and, at the lender's request, by security interests in substantially all of the assets of Parent and its subsidiaries (including the Company following the Merger). In addition, borrowings under the New Credit Facility will be guaranteed by certain of Parent's wholly-owned U.S. subsidiaries (including the Company following the Merger) and such subsidiary guarantees will be secured as described above. To the extent borrowings are made by any subsidiaries of Parent, the obligations of such subsidiaries will be guaranteed by Parent.

     It is anticipated that the Debentures and borrowings under the Term Loan will be repaid from funds generated internally by Parent and its subsidiaries (including the Company after the Merger), although Parent may in the future refinance these financings.

     THE DEBENTURES WERE SOLD IN A TRANSACTION NOT REGISTERED UNDER THE

SECURITIES ACT WHICH ANTICIPATES RESALES PURSUANT TO RULE 144A TO QUALIFIED INSTITUTIONAL BUYERS. THE DEBENTURES AND THE PARENT COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION. THE FOREGOING DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES.

15. CERTAIN LEGAL MATTERS

     Section 15 of the Offer to Purchase is supplemented by adding the following:

     Antitrust. Parent and the Company filed their Notification and Report Forms with respect to the Offer under the HSR Act on March 6, 1998. The waiting period under the HSR Act with respect to the Offer expired at 11:59 p.m., New York City time, on March 25, 1998.

                                          JAVA ACQUISITION CORP.

March 26, 1998

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

              BY MAIL:                      FACSIMILE TRANSMISSION:            BY HAND OR OVERNIGHT COURIER:
                                        (for Eligible Institutions Only)
                                                 (212) 815-6213
    Tender & Exchange Department                                                Tender & Exchange Department
           P.O. Box 11248                                                            101 Barclay Street
       Church Street Station                                                     Receive and Deliver Window
   New York, New York 10286-1248                                                  New York, New York 10286
                                          FOR CONFIRMATION TELEPHONE:
                                                 (800) 507-9357

     Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Dealer Manager at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                HILL & KNOWLTON
                              466 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (800) 755-3002

                      The Dealer Manager for the Offer is:

                             MORGAN STANLEY & CO.
                                 INCORPORATED
                                1585 BROADWAY
                              NEW YORK, NY 10036
                         (212) 761-6094 (CALL COLLECT)